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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the inclusion in the Prospectus of this Registration Statement on Form SB-2 being filed by JAG Media Holdings, Inc. (the "Company") of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated November 1, 2003 (except for Note 10 as to which the date is July 21, 2004) on the consolidated financial statements of the Company and its subsidiaries as of July 31, 2003 and for the years ended July 31, 2003 and 2002. We also consent to the related reference to our firm under the caption "Experts" in the Prospectus of this Registration Statement.


                                                     /s/ J.H.Cohn LLP

                                                     Roseland, New Jersey
                                                     August 5, 2004